CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Form 10-K of our report dated October 13, 2011, on our audit of the financial statements of Axiologix Education Corporation (A Development Stage Enterprise) as of May 31, 2011and 2010,  and for the years ended May 31, 2011 and 2010 and for the period from April 29, 2009 (inception) to May 31, 2011.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, TX

October 14, 2011